FORM 4
[X] Check this box if no
longer subject to Section 16.
Form 4 or Form 5 obligations
may continue.  See Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940

1.    Name and Address of Reporting Person
      Ratan Tata
      Tata Industries Limited
      Bombay House, 24
      Homi Mody Street
      Bombay 400 001, India

2.    Issuer Name and Ticker Symbol
      The India Growth Fund Inc. (NYSE: IGF)

3.    IRS or Social Security Number of Reporting Person (Voluntary)
      Not applicable

4.    Statement for                       5.    If Amendment, Date of Original
      Month    Year                             (Month/Year)
      -------------
      July     1998

6.    Relationship of Reporting Person to Issuer
            Director                      10% Owner
      ____                           ____

            Officer                   X   Other (specify below)
      ____                           ____

          (Give title below)
      ____                           ____



______________________________________________________________________________

         Table 1 - Non-Derivative Securities Acquired, Disposed of, or
                               Beneficially Owned
________________________________________________________________________________

1.    Title of Security
      Common Stock, par value $0.01

2.    Transaction Date (Month/Day/Year)
      Not applicable

3.    Transaction Code (Instr. 8)
      Not applicable

4.    Securities Acquired (A) or Disposed of (D) (Instr. 3,4 and 5)
      Not applicable

5.    Amount of Securities Beneficially Owned at End of Month
      (Instr. 3 and 4)
      None

6.    Ownership Form:   Direct (D) or Indirect (I)    (Instr.4)
      Not applicable

7.    Nature of Indirect Beneficial Ownership (Instr. 4)
      Not applicable

Reminder:   Report  on  a  separate  line  for  each  class of securities owned directly or indirectly.  (Print or Type Responses)
                                    Side 1
_____________________________________________________________________________

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.    Title of Derivative Security (Instr. 3)
      Not applicable

2.    Conversion or Exercise Price of Derivative Security
      Not applicable

3.    Transaction Date (Month/Day/Year)
      Not applicable

4.    Transaction Code (Instr. 8)
      Not applicable

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.3, 4 and 5)
      Not applicable

6.    Date Exercisable  and Expiration Date (Month/Day/Year)
      Not applicable

7.    Title and Amount of Underlying Securities (Instr. 3 and 4)
      Not applicable

8.    Price of Derivative Security (Instr.5)
      Not applicable

9.    Number  of  Derivative  Securities Beneficially Owned  at  End  of  Month
(Instr.4)
      None

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) Not applicable

11.   Nature of Indirect Beneficial Ownership (Instr.4)
      Not applicable

Explanation of Responses: On July 3, 1998, Mr. Ratan Tata submitted his resignation from the Board of Directors of The India Growth Fund Inc. The Fund accepted Mr. Tata's resignation on that date.


Dated: July 23, 1998

                  RATAN TATA

                  /S/ RATAN TATA
                  _______________________________________


**    Intentional  misstatements  or  omissions  of  facts  constitute  Federal
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.